SCHEDULE A

as last revised January 1, 2013

to the

SECOND AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

dated November 21, 2011

between

ADVISORSHARES TRUST

AND ADVISORSHARES INVESTMENTS, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit

WCM/BNY Mellon Focused Growth ADR ETF	1.25%
Accuvest Global Long Short ETF (formerly, Mars Hill Global Relative Value ETF)	1.50%
Peritus High Yield ETF	1.35%
Cambria Global Tactical ETF	1.25%
Ranger Equity Bear ETF (formerly, Active Bear ETF)	1.85%
Madrona Domestic ETF	1.25%
Madrona International ETF	1.25%
Madrona Global Bond ETF	0.95%
Meidell Tactical Advantage ETF	1.35%
TrimTabs Float Shrink ETF	0.99%
Rockledge SectorSAM ETF	1.50%
Accuvest Global Opportunities ETF	1.25%
STAR Global Buy-Write ETF	1.85%
AdvisorShares Global Echo ETF	1.10%
QAM Equity Hedge ETF	1.50%
AdvisorShares Global Alpha & Beta ETF	1.25%
Pring Turner Business Cycle ETF	1.49%
Newfleet Multi-Sector Income ETF International Gold ETF Gartman Gold/Euro ETF Gartman Gold/Yen ETF Gartman Gold/British Pound ETF Recon Capital Alternative Income ETFF	0.75% 0.95% 0.65% 0.65% 0.65% 1.50%

New funds and/or revised operating expense limits appear in bold.